Auto-Callable Enhanced Return Notes Linked to the Least Performing of Three Underliers Due March 29, 2030

PRODUCT CHARACTERISTICS
•	Call Feature — If, on the Call Observation Date, the closing value of each Underlier is greater than or equal to its Call Value, the Notes will be automatically called for a return of 14%. No further payments will be made on the Notes.
•	Enhanced Return Potential — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, at maturity, investors will receive a return equal to 125% of the Underlier Return of the Least Performing Underlier.
•	Return of Principal at Maturity — If the Notes are not automatically called and the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value, at maturity, investors will receive only the principal amount of their Notes, with no additional return.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017KVY5
Underliers:	The common stock of Amazon.com, Inc. (Bloomberg symbol “AMZN UW”), the common stock of NVIDIA Corporation (Bloomberg symbol “NVDA UW”) and the common stock of Tesla, Inc. (Bloomberg symbol “TSLA UW”)
Trade Date:	March 26, 2025
Issue Date:	March 31, 2025
Valuation Date:	March 26, 2030
Maturity Date:	March 29, 2030
Call Feature:	If, on the Call Observation Date, the closing value of each Underlier is greater than or equal to its Call Value, the Notes will be automatically called. Under these circumstances, investors will receive on the Call Settlement Date per $1,000 principal amount of Notes an amount equal to $1,140 (114% of the principal amount). No further payments will be made on the Notes.
Call Value:	With respect to each Underlier, 90% of its Initial Underlier Value
Call Observation Date:	March 27, 2026
Call Settlement Date:	April 1, 2026
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•  If the Final Underlier Value of the Least Performing Underlier is greater than its Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier × Participation Rate)

•  If the Final Underlier Value of the Least Performing Underlier is less than or equal to its Initial Underlier Value: $1,000

Participation Rate:	125% (applicable only at maturity if the Notes are not automatically called)

KEY TERMS (continued)
Underlier Return:	With respect to each Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Trade Date
Final Underlier Value:	With respect to each Underlier, the closing value of that Underlier on the Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return

PAYOFF DIAGRAM (IF THE NOTES ARE NOT AUTOMATICALLY CALLED)

— Least Performing Underlier Performance — Note Performance

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes: https://www.sec.gov/Archives/edgar/data/1000275/000095010325003013/dp225932_424b2-us2327mul.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $872.00 and $922.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Not Receive a Positive Return on the Principal Amount at Maturity.
•	Any Payment on the Notes Will Be Determined Solely by the Performance of the Least Performing Underlier Even If the Other Underliers Perform Better.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Notes Are Subject to an Automatic Call.
•	If the Notes Are Automatically Called, Your Potential Payment Is Limited.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified.
•	You May Be Required to Recognize Taxable Income on the Notes Prior to Maturity.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	You Will Not Have Any Rights to Any Underlier.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments.
•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated.

Royal Bank of Canada has filed a registration statement (including a product supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433